HEI Exhibit 5(b)

[Pillsbury Winthrop LLP letterhead]

March 7, 2003

Goodsill Anderson Quinn & Stifel LLP

1099 Alakea Street

Honolulu, Hawaii 96813

Ladies and Gentlemen:

Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-87782) (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) with respect to the registration of $300,000,000 aggregate principal amount of the Company’s Medium-Term Notes, Series D (the “Medium-Term Notes”), which was declared effective by the Commission on August 16, 2002.

On March 7, 2003, the Company issued and sold $100,000,000 of the Medium-Term Notes (the “Notes”), as described in Pricing Supplements No. 1 and No. 2, each dated March 4, 2003 to the Prospectus dated August 16, 2002. The Notes were issued pursuant to an indenture dated as of October 15, 1988, as amended and supplemented by the Third Supplemental Indenture thereto dated as of August 1, 2002 relating to the Medium-Term Notes, in each case, between the Company and Citibank, N.A., as trustee (collectively, the “Indenture”).

In connection with the issuance and sale of the Notes by the Company, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Indenture, a specimen of the Notes, and such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In connection with such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as originals and the correctness of all statements of fact contained in such original documents.

March 7, 2003

Upon the basis of such review, we are of the opinion that the Notes constitute the valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to requirements of reasonableness, good faith and fair dealing.

We are members of the bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the laws of the State of New York. We have relied upon your opinion of even date herewith addressed to the Company as to all matters of Hawaii law related to this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 7, 2003, which is incorporated by reference in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is solely for your benefit in connection with the issuance and sale of the Notes by the Company and may not be relied upon in any manner by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Pillsbury Winthrop LLP